Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of AutoChina International Limited on Form F-1 of our report dated April 18, 2014, with respect to our audits of the consolidated financial statements of AutoChina International Limited as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk

Marcum Bernstein & Pinchuk
New York, New York
May 14, 2014

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com